Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Biofrontera, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share and accompanying warrant		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Equity	Common Stock	Other	13,602,176	(2)	$0.83	(3)	$11,289,806	$153.10 per $1,000,000	$1,728

Total Offering Amounts							$11,289,806	$153.10 per $1,000,000	$1,728
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$1,728

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.

(2)	Represents 13,602,176 shares of Common Stock issuable upon the conversion of shares of Series C Convertible Preferred Stock at a conversion price of $0.6249 per share issued to the selling stockholders on July 1, 2025 (ignoring any beneficial ownership limitations).

(3)	Pursuant to Rules 457(c) and (g) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market LLC on July 9, 2025.